  EXHIBIT 32.1

Certification Pursuant to

Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1150)

The undersigned, as the Chief Executive Officer of Envela Corporation, certifies, to the best of his knowledge, that the Quarterly Report on Form 10-Q for the quarter ended September 30, 2021, which accompanies this certification fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of Envela Corporation at the dates and for the periods indicated.  The foregoing certification is made pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. § 1150) and shall not be relied upon for any other purpose.

Date: November 4, 2021	By:	/s/ JOHN R. LOFTUS
John R. Loftus
Chief Executive Officer
(Principal Executive Officer)